EXHIBIT 99.1

(4) Under the terms of the deferred stock award dated July 14, 2006, as amended, relating to 40,000 shares of Comverse Common Stock, the vesting of units representing the award is as follows: 32,000 units vested on or before April 30, 2007, 6,000 units vested on April 30, 2008 and 2,000 will vest on July 14, 2009, subject to acceleration of vesting in certain circumstances. Under the terms of the award, shares were delivered in settlement of the portion of the deferred stock award vesting on or before April 30, 2007 on December 31, 2008. Shares in settlement of the award which vested in calendar year 2008 or which will vest in calendar year 2009 will be deliverable on the first date within calendar year 2010 on which the Company has an effective registration statement on Form S-8 in place, but in no event later that December 31, 2010. However, if Mr. Alon’s continuous service with the Company, a subsidiary or a parent company is terminated prior to December 31, 2010, the number of shares in respect of any deferred stock units which are vested as of the date of the termination of continuous service will be delivered to Mr. Alon on such termination date.